APPENDIX A

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds and MUFG Union Bank, N.A.

Effective Date July 29, 2016

Funds

Adalta International Fund
Auxier Focus Fund
Beck, Mack & Oliver Partners Fund
DF Dent Midcap Growth Fund
DF Dent Premier Growth Fund
DF Dent Small Cap Growth Fund
Exceed Defined Enhancement Index Fund
Exceed Defined Hedged Index Fund
Exceed Defined Shield Index Fund
Lebenthal Lisanti Small Cap Growth Fund
LMCG Global Market Neutral Fund
LMCG Global MultiCap Fund
LMCG International Small Cap Fund
MAI Managed Volatility Fund
Monongahela All Cap Value Fund
Payson Total Return Fund
Polaris Global Value Fund
Steinberg Select Fund
The BeeHive Fund